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                      October 18, 2022

       Darren Myers
       Chief Financial Officer
       Algonquin Power & Utilities Corp.
       354 Davis Road
       Oakville, Ontario
       Canada L6J 2X1

                                                        Re: Algonquin Power &
Utilities Corp.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 4, 2022
                                                            File No. 001-37946

       Dear Darren Myers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation